EXHIBIT 5.1

SOMMER & BARNARD
Attorneys at Law * PC

4000 Bank One Tower
111 Monument Circle
Indianapolis, Indiana 46204-5198
Phone: (317) 630-4000
Fax: (317) 236-9802

June 23, 2000

Board of Directors
Saks Incorporated
750 Lakeshore Parkway
Birmingham, Alabama 35211

        RE:    Registration Statement on Form S-8 of Saks Incorporated
                  Saks Incorporated 1997 Stock-Based Incentive Plan

Gentlemen:

        We have acted as counsel to Saks Incorporated ("Saks") in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 the "Registration Statement") which covers the registration under the Securities Act of 1933 of 5,000,000 shares of Saks common stock, $.10 par value (the "Registered Shares") to be offered or sold pursuant to the Saks Incoporated 1997 Stock-Based Incentive Plan (the "Plan").

        In that capacity, and for purposes of giving the opinion set forth in this letter, we have examined and reviewed the instruments, documents, statements and records of Saks we deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

        Based on the foregoing, and such other matters as we deem appropriate, we hereby advise you that we are of the opinion that, when issued and delivered by Saks in accordance with the Plan, the Registered Shares will be duly authorized, validly issued, fully paid and non-assessable.

        We hereby consent to the reference to this firm under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement and to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.

                                                                     Respectfully,

                                                                     /s/ Sommer & Barnard, PC

                                                                     SOMMER & BARNARD, PC

PLM/tlr